EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Marina Norville, marina.h.norville@aexp.com, +1.212.640.2832
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com, +1.212.640.6348
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS ANNOUNCES SETTLEMENTS WITH
BANK REGULATORS RELATED TO CREDIT CARD ADD-ON PRODUCTS

New York, December 24, 2013 – American Express Company (NYSE: AXP) today announced that certain of its subsidiaries have reached settlements with several regulatory agencies to resolve  previously disclosed regulatory reviews of marketing and billing practices related to several products that have been discontinued.

The settlements involve American Express Travel Related Services Company, Inc., American Express Centurion Bank and American Express Bank, FSB.  Consent orders were signed with the Consumer Financial Protection Bureau (CFPB), Federal Deposit Insurance Corporation (FDIC), and the Office of Comptroller of the Currency (OCC). American Express has cooperated fully with the CFPB, FDIC and OCC.

The American Express entities will pay fines totaling $16.2 million and agreed to provide at least $59.5 million in customer remediation.  Most of the costs associated with the settlements have been provided for in prior quarters, and most of the remediation has already been provided to customers.

The credit card add-on products cited in the consent orders are:
  Identity Protect/ Identity Protect Premium: products designed to help consumers detect and prevent identity theft;
  Account Protector: a product designed to help pay the outstanding balance on a Card Member’s account in certain circumstances, such as job loss or hospitalization;
  Lost Wallet Protector marketed in Puerto Rico: a product designed to help consumers cancel and replace lost items such as credit, debit and ATM cards.
Marketing of the products included in these settlements was discontinued more than a year ago.

As previously reported, American Express continues to conduct internal reviews designed to identify issues, correct them and ensure that its products and practices meet a high standard of quality.

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About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card.